Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of August 18, 2021, by and between Cameron J. Hoyler (the “Executive”) and PolarityTE, Inc., a Delaware corporation (“PTE”), and PolarityTE MD, Inc., a Nevada corporation (“MD”) (PTE and MD are collectively referred to herein as the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Position and Duties.

(a) Position. The Executive is engaged under this Agreement to serve as the Executive Vice President Corporate Development & Strategy, General Counsel, Secretary, and Chief Compliance Officer of PTE reporting to the Board or Chief Executive Officer. In such position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive’s position; provided, that the Company may upon reasonable notice to the Executive add to or modify the Executive’s title, duties, responsibilities, or authority at any time in the Company’s sole discretion. Executive agrees to serve as an officer, director, or manager of the Company’s subsidiaries as determined by the Company from time to time for no additional compensation beyond what is provided for in this Agreement. Executive agrees to abide by the rules, regulations, instructions, personnel practices, and policies of the Company and its subsidiaries, all of which may be amended or adopted at any time in the sole discretion of the Company or its subsidiaries.

(b) Duties. During the period of employment, the Executive shall devote substantially all of Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise that would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Chief Executive Officer.

(c) Obligations and Representations. The Executive will at all times abide by all covenants, agreements, and other obligations the Executive may owe to former employers, including, without limitation, any non-competition, non-solicitation, or confidentiality agreements (collectively, “Existing Covenants”). The Executive will not use or otherwise access, without authorization, any information or material that is protected by any Existing Covenant, nor will the Executive need to do so. The Executive represents and warrants that (i) he has provided the Company with copies of all Existing Covenants; and (ii) he has not removed any property or files without authorization from any prior employer and he is not in unauthorized possession of any property or files belonging to any former employer. The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound. The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

2. Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office currently located in Salt Lake City, Utah; provided that, the Executive may be required to travel on Company business during the term of employment. The parties agree that Executive may maintain his primary personal residence outside of the State of Utah, and the parties will cooperate in scheduling the periods during which Executive will commute to the Company’s principal executive office.

3. Compensation. All references in this Agreement to the “Board” shall mean the Board of Directors of PTE and shall include the Compensation Committee of the Board with respect to any action or decision by the Compensation Committee when acting pursuant to authority delegated to it by the Board or its charter. Executive acknowledges that substantially all payroll and benefit matters are managed through MD as the operating subsidiary of PTE and that MD is deemed the “employer” for all tax, benefit, and worker’s compensation purposes.

(a) Base Salary. The Company shall pay the Executive an annual rate of base salary of $350,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary may be reviewed from time to time by the Board and the Board may increase the Executive’s base salary during the term of employment. The Company may decrease the Base Salary as of July 1 of each year by providing written notice of its intention to do so at least 30 days prior to any such annual date. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

(b) Annual Bonus. For each calendar year during the term of employment, the Executive shall be eligible to earn an annual cash bonus (the “Annual Bonus”) with a target amount equal to 60% of Base Salary. The amount of the Annual Bonus, if any, will be determined in the sole discretion of the Board and based, in whole, in part, or not at all, on Executive’s performance and the performance of the Company during the calendar year. The Annual Bonus may be greater or lesser than the target amount stated above and may be zero. The Annual Bonus may be based in whole, in part, or not at all upon the achievement of agreed upon corporate or individual goals. The Company will pay Executive the Annual Bonus, if any, on or about February 1st of the following calendar year. The bonus is not earned until paid and no pro-rated amount will be paid if Executive’s employment terminates for any reason prior to the payment date, except as specified in Sections 7, 8, and 9. The foregoing does not limit the authority of the Board to approve additional cash bonus payments from time to time as it may determine in its sole discretion.

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(c) Equity Awards. During the term of employment, the Executive shall be eligible to participate in any equity incentive or equity purchase plan established by the Company from time to time, as determined by the Board in its sole and absolute discretion.

(d) Fringe Benefits and Perquisites. During the term of employment, the Executive shall be entitled to fringe benefits and perquisites commensurate with those provided to similarly situated executives of the Company.

(e) Employee Benefits. During the term of employment, the Executive shall be entitled to participate in all Company employee benefit plans, practices, and programs generally applicable to Company employees as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

(f) Vacation; Paid Time Off. During the term of employment, the Executive shall be entitled to 20 paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. Up to one-week of vacation not used in one year will rollover to the next, so the maximum number of vacation days that can accrue is 25. Vacation shall be taken at such times as are mutually convenient to the Company and Executive, and no more than 10 consecutive business days shall be taken at any one time without prior approval of the Company. The Executive shall receive other paid time off in accordance with the Company’s policies broadly applicable to the Company’s employees as such policies may exist from time to time.

(g) Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

(h) Indemnification. The Company shall indemnify and hold the Executive harmless to the fullest extent applicable to any other officer or director of the Company for acts and omissions in the Executive’s capacity as an officer, director, or employee of the Company. Section 8 of this Agreement notwithstanding, this indemnification is in addition to, not in lieu of, any other agreement between the Company and Executive pertaining to indemnification.

(i) Clawback Rights. All amounts paid to Executive by the Company under this Agreement (other than Executive’s Salary, accrued but unused vacation, and reimbursement of expenses) (collectively, the “Clawback Benefits”) shall be subject to the Company’s “Clawback Rights” policy as follows.

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(i) During the period that Executive is employed by the Company and for a period of three years thereafter, if there occurs a restatement (a “Restatement”) of any financial results from which any Clawback Benefits to Executive shall have been determined, including vesting due to the achievement of stock price targets (such restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared), then Executive agrees to immediately repay or surrender upon demand by the Company any Clawback Benefits that were determined by reference to any Company financial results that were later restated, but only to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information. All Clawback Benefits amounts resulting from such Restatements shall be retroactively adjusted by the Compensation Committee (or the Board, if there is no Compensation Committee) to take into account the restated results and if any excess portion of the Clawback Benefits resulting from such restated results is not so repaid or surrendered by Executive within 90 days of the revised calculation being provided to Executive by the Company following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment.

(ii) The Clawback Rights shall terminate following a Fundamental Transaction (as defined below), subject to applicable law, rules, and regulations. The amount of Clawback Benefits to be repaid or surrendered to the Company shall be determined by the Compensation Committee of the Board (or the Board, if there is no Compensation Committee) in its sole judgment in accordance with applicable law, rules, and regulations. All determinations by the Compensation Committee (or the Board, if there is no Compensation Committee) with respect to the Clawback Rights shall be final and binding on the Company and Executive.

(iii) The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulations, if any, as hereafter may be adopted and in effect.

4. Employment is At-Will. The term of employment and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason.

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5. Termination on Death or Disability. Executive’s employment will terminate automatically upon Executive’s death or, upon 14 days prior written notice from the Company, in the event of Disability (see Section 10 for the definition of this term and capitalized terms used herein and not otherwise defined). Upon any termination for death or Disability, Executive or his or her dependents or heirs at law shall be entitled to: (a) Executive’s Base Salary through the effective date of termination; (b) the right to continue health care benefits under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), at the Company’s expense for a period of six months, to the extent required and available by law; (c) reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Section 3(g) above, but for which Executive has not yet been reimbursed; (d) continued payment of Employee’s Base Salary in accordance with the Employer’s regular payroll practices for a period of six months starting on the date employment terminates, and (e) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

6. Involuntary Termination for Cause; Resignation Without Good Reason. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause or Executive may resign from Executive’s employment with the Company at any time without Good Reason. Termination for Cause or Executive’s resignation without Good Reason shall be effective on the date either Party gives notice to the other Party of such termination in accordance with this Agreement unless otherwise agreed by the Parties. In the event that the Company accelerates the effective date of a resignation, such acceleration shall not be construed as a termination of Executive’s employment by the Company or deemed Good Reason for such resignation. In the case of the Company’s termination of Executive’s employment for Cause, or Executive’s resignation without Good Reason, Executive shall be entitled to receive: (a) Base Salary through the effective date of the termination or resignation, as applicable; (b) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 3(g) above, but for which Executive has not yet been reimbursed; (c) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; and (d) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect. The foregoing notwithstanding, if Executive resigns in order to retire from full-time employment in the workforce after attaining the age of 65 years, then in addition to the amounts described above in this Section 6 Executive shall be entitled to receive a lump sum severance payment equal to three months of Executive’s Base Salary.

7. Involuntary Termination Without Cause; Resignation for Good Reason. If Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or Executive resigns for Good Reason, then, subject to the terms or limitations of Sections 8, 9, and 19 below, Executive shall be entitled to receive: (a) Executive’s Base Salary through the effective date of the termination or resignation; (b) severance payments equal to 12 months of Executive’s Base Salary; (c) a lump sum payment equal to Executive’s Annual Bonus at target; (d) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 3(g) above, but for which Executive has not yet been reimbursed; (e) reimbursement of any premium costs paid by Executive for continuation of health care benefits by Executive under COBRA (to the extent required and available by law) at the same level of coverage Executive had during employment for 12 months following the month of termination or resignation, (f) vesting as of the date of termination or resignation of any outstanding equity awards held by Executive that would have vested within one year of the date of termination or resignation but for the termination of the Executive’s employment; (g) any unused and accrued vacation; and (h) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

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8. Termination in connection with a Fundamental Transaction. If there is a Fundamental Transaction and: (a) Executive’s employment is terminated by the Company without Cause during the 12 month period beginning six months prior to the date of the closing of the Fundamental Transaction; (b) Executive resigns for Good Reason during the six-month period preceding the date of the Closing of the Fundamental Transaction; or, (c) Executive resigns with or without Good Reason during the 6 month period following the Closing of the Fundamental Transaction, then, subject to the terms or limitations of this Section and Sections 9 and 19 below, Executive shall be entitled to receive: (i) in the case of termination or resignation after the Closing of the Fundamental Transaction, Executive’s Base Salary through the effective date of the termination or resignation; (ii) a lump sum severance pay equal to 24 months of Executive’s Base Salary after deducting any amount of Base Salary previously paid to Executive pursuant to Section 7, above; (iii) a lump sum payment equal to Executive’s Annual Bonus at target after deducting any amount of target bonus payment previously paid to Executive pursuant to Section 7, above; (iv) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 3(g) above, but for which Executive has not yet been reimbursed; (v) reimbursement of any premium costs paid by Executive for continuation of health care benefits by Executive under COBRA (to the extent required and available by law) at the same level of coverage Executive had during employment for 12 months following the month of termination or resignation to the extent not previously paid to Executive pursuant to Section 7, above; (vi) any unused and accrued vacation to the extent not previously paid to Executive pursuant to Section 7; and (vii) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect. For the sake of clarity, if payments are being made to Executive under Section 7, above, and a Fundamental Transaction occurs so that the Executive is entitled to receive payments under this Section 8, all obligations of the Company to make payments under Section 7 shall terminate and payments made under this Section 8 will be made in lieu of the payments provided for in Section 7 that would otherwise accrue after the Closing of the Fundamental Transaction and payments provided for in this Section 8 will be reduced or credited for any payments made under Section 7 so that Executive does not receive a double payment for any period covered by both Sections 7 and 8.

9. Conditions Precedent to Certain Payments under Sections 6, 7, and 8. Any severance payments contemplated by Sections 6, 7, or 8 above are conditional on Executive: (a) continuing to comply with the terms of this Agreement and the Company’s Proprietary Information, Invention Assignment, and Restrictive Covenant Agreement; and (b) signing and not revoking a separation agreement and release of known and unknown claims in the form provided by the Company (including non-disparagement and no cooperation provisions) (the “Release”) and provided that such Release becomes effective and irrevocable no later than 60 days following the termination date or such earlier date required by the release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under Sections 6,7, or 8, as applicable, or elsewhere in this Agreement. Any severance payments or other benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 19) will be paid on, or, in the case of installments, will not commence until, the 60th day following Executive’s separation from service, or, if later, such time as required by Section 19(b). Except as required by Section 19(b), any installment payments that would have been made to Employee during the 60-day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the 60th day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement, unless subject to the 6-month payment delay described herein. Any severance payments under this Agreement that would not be considered Deferred Compensation Separation Benefits will be paid on, or, in the case of installments, will not commence until, the first payroll date that occurs on or after the date the Release becomes effective and any installment payments that would have been made to Executive during the period prior to the date the Release becomes effective following Executive’s separation from service but for the preceding sentence will be paid to Executive on the first payroll date that occurs on or after the date the Release becomes effective. Notwithstanding the foregoing, this Section 9 shall not limit Executive’s ability to obtain expense reimbursements under Section 3(g) or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

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10. Definitions.

(a) For purposes of this Agreement, “Cause” shall mean: (i) Executive’s willful and continued failure to substantially perform the material duties and obligations under this Agreement (for reasons other than death or Disability), which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within 30 days after receipt of written notice from the Company of such failure; (ii) Executive’s failure or refusal to comply with the policies, standards and regulations established by the Company from time to time that could reasonably be expected (as determined by the Company) to result in a material loss, damage, or injury to the Company (including injury to the Company’s reputation), and if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within 30 days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by Executive; (iv) Executive’s violation of a federal or state law or regulation applicable to the Company’s business; (v) Executive’s violation of, or a plea of nolo contender or guilty to, a felony under the laws of the United States or any state; or (vi) Executive’s material breach of the terms of this Agreement or the Company’s Proprietary Information, Invention Assignment, and Restrictive Covenant Agreement.

(b) For purposes of this Agreement, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than 120 work days within a 12 consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

(c) For purposes of this Agreement, “Good Reason” means: (i) a material diminution of Executive’s duties, position or responsibilities; (ii) a material diminution in Executive’s Base Salary (other than a reduction of not more than 10% that is applicable to similarly situated executives of the Company); (iii) any other action or inaction that constitutes a material breach of this Agreement by the Company; or (iv) a material change in the geographic location of Executive’s primary work facility or location, provided, that a relocation of less than 50 miles from Executive’s then present location will not be considered a material change in geographic location. Should any act or omission constituting the grounds for Good Reason occur, Executive shall give written notice of any such act or omission within 30 days of the initial existence of the grounds for Good Reason and the Company shall have a period of not less than 30 days following the date of such notice (the “Cure Period”) to cure the act or omission alleged by the Executive to be grounds for Good Reason. No proposal, offer, or action taken by the Company during the Cure Period shall be construed as an admission by the Company that there are grounds for Good Reason or be entered as evidence regarding the existence of grounds for Good Reason in any legal proceeding between the Company and Executive. If after the Cure Period expires the Executive determines that the grounds for Good Reason have not been cured, Executive shall give written notice to the Company of Executive’s intent to resign for Good Reason with a reasonable description of the grounds therefor within 15 days after the end of the Cure Period. If no such notice is given by Executive to the Company, then the grounds for Good Reason originally alleged by Executive in Executive’s first written notice to the Company shall be deemed cured or forever waived and released by Executive.

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(d) For purposes of this Agreement, “Fundamental Transaction” shall mean: (i) the sale of 50 percent or more of the consolidated assets of PTE and its affiliated companies to an unrelated person or entity, (ii) the sale (including sale of the capital stock of a subsidiary holding intellectual property rights) or licensing to an unrelated person or entity of 50 percent or more (based on fair value as of the closing date of the Fundamental Transaction determined by an independent valuation) of the intellectual property rights held by PTE and its affiliated companies taken as a whole; (iii) a merger, reorganization, or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iv) the acquisition of all of the outstanding capital stock of PTE or MD by an unrelated person, entity, or group thereof acting in concert, or (v) any other transaction in which the owners of the outstanding voting power of PTE or MD immediately prior to such transaction do not own at least a majority of the outstanding voting power of PTE or MD, as applicable, or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from PTE or MD.

11. Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its subsidiaries.

12. Confidential Information and Restrictive Covenants. As a condition of the Executive’s employment with the Company, the Executive shall enter into and abide by the Company’s Proprietary Information, Invention Assignment, and Restrictive Covenant Agreement.

13. Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Utah without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Utah, county of Salt Lake. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

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14. Entire Agreement. Unless specifically provided herein, this Agreement, together with the Proprietary Information, Invention Assignment, and Restrictive Covenant Agreement, all agreements for equity awards now outstanding or hereafter awarded to the Executive, and any other right to, or agreement for, indemnification, contain all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. Except as provided for in Section 7(f), above, none of the terms, definitions, or other provisions of this Agreement shall supersede the terms, definitions, or provisions of any of the agreements between the Company and Executive referenced above or included in any stock plan document applicable to Executive’s equity awards, and each such agreement shall be applied and interpreted independently of the terms of this Agreement.

15. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and an executive officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

16. Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

17. Tax Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

18. Parachute Payments. If any payment or benefit Executive would receive from the Company or otherwise in connection with a Fundamental Transaction or other similar transaction (a “280G Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

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(a) Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Fundamental Transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Fundamental Transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(b) If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 18 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section 18, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

19. Section 409A. The provisions in this Section 19 are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

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(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then the Deferred Compensation Separation Benefits that are payable within the first six months following Executive’s “separation from service” within the meaning of Section 409A, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

20. Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

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21. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

22. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

23. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

24. Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

PolarityTE MD, Inc.

1960 S 4250 W

Salt Lake City Utah 84104

Email: legal@polarityte.com

Attention: Chief Legal Officer

If to the Executive:

Cameron J. Hoyler

XXXXXXXXXXXX

XXXXXXXXXXXX

Email: XXXXXXX

25. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

For POLARITYTE, INC., and POLARITYTE MD, INC.

By:	/s/ Richard Hague
Name:	Richard Hague
Title:	President and Chief Operating Officer

EXECUTIVE

/s/ Cameron J. Hoyler
Cameron J. Hoyler

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